Exhibit 1.2

Industry Canada | Industrie Canada

Certificate of Continuance

Canada Business Corporations Act

Certificat de prorogation

Loi canadienne sur les sociétés par actions

DESERT SUN MINING CORP.

Name of corporation-Dénomination de la société

607811-7

Corporation number-Numéro de la société

I hereby certify that the above-named corporation was continued under section 187 of the *Canada Business Corporations Act*, as set out in the attached articles of continuance.

Je certifie que la société susmentionnée a été prorogée en vertu de l'article 187 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les clauses de prorogation ci-jointes.

Director - Directeur

March 20, 2003 / le 20 mars 2003

Date of Continuance - Date de la prorogation

Canada

SCHEDULE/ANNEXE A

The Corporation shall be authorized to issue an unlimited number of shares of a class designated as "Common Shares".

The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a) the holders of the Common Shares shall be entitled to vote at all meetings of the shareholders;

(b) the holders of the Common Shares shall be entitled to receive dividends as and when declared by the Board of Directors of the Corporation; and

(c) the holders of the Common Shares shall, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, be entitled to receive the remaining property of the Corporation in the event of liquidation, dissolution or winding-up of the Corporation.

SCHEDULE/ANNEXE B

None.

SCHEDULE/ANNEXE C

None.

SCHEDULE/ANNEXE D

(a) Incorporated under the Company Act (British Columbia) on May 21, 1980 under the name Fredonia Oil & Gas Ltd;

(b) On February 21, 1985, Fredonia Oil & Gas Ltd. changed its name to Consolidated Fredonia Resources Ltd.;

(c)On February 20, 1986 Consolidated Fredonia Resources Ltd. changed its name to Sun River Gold Corp.;

(d) On March 11, 1991 Sun River Gold Corp changed its name to Yellow Point Mining Corp.; and

(e) On August 26, 1994 Yellow Point Mining Corp. changed its name to Desert Sun Mining Corp.

SCHEDULE/ANNEXE E

(1) The Board of Directors may from time to time, in such amounts and on such terms as  it deems expedient;

(a) borrow money on the credit of the Corporation;

(b) issue, sell or pledge debt obligations (including bonds, debentures, notes or other similar obligations, secured or unsecured) of he Corporation: and

(c) charge, mortgage, hypothecate or pledge all or any of the currently owned or subsequently acquired real or personal, movable or immovable, property of he Corporation, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed, or other debt or liability of the Corporation;

The Board of Directors may from time to time delegate to such one or more of the directors and officers of the Corporation as may be designated by the Board all or any of the powers conferred on the Board above to such extent and in such manner as the Board shall determine at the time of each such delegation;

(2) The Corporation shall have a minimum of three (3) and a maximum of twelve(12) directors, the precise number to be determined from time to time by resolution of the Board of Directors of the Corporation and, until the precise number is so determined, such number shall be deemed to be five (5); and

(3) The directors of the Corporation are authorized to appoint one or more directors from time to time, who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders following their appointment, provided that the total number of directors so appointed between annual meetings may not exceed one-third of the number of directors elected at the previous meeting.